SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 27, 2001

PRINTWARE, INC.
(Exact name of Registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

0-20729
(Commission File Number)

41-1522267
(I.R.S. Employer Identification No.)

1270 Eagan Industrial Road
Eagan, Minnesota
(Address of principal executive offices)

55121
(ZIP Code)

(651) 456-1400
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

On September 28, 2001, Printware, Inc. ("Printware"), a Minnesota corporation, announced that it entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated September 27, 2001, between Printware and Printware Acquisition, LLC ("Acquisition LLC"). Pursuant to the Asset Purchase Agreement, Acquisition LLC will purchase substantially all of the operating assets of the Printware, including all accounts receivable, inventory, fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale"). At closing, subject to adjustment, Printware will receive total consideration of $2,770,000, consisting of $1 million in cash, a $750,000 5-year subordinated note bearing interest at 7% per annum, a 10% equity interest in Acquisition LLC valued by Printware at $500,000 and the assumption by Acquisition LLC of $520,000 of accounts payable.

Closing of the Asset Sale is subject to the satisfaction of customary closing conditions, including the Asset Sale being approved by the holders of a majority of the outstanding shares of Printware. Printware intends to hold a Special Meeting of the shareholders of Printware to submit the Asset Sale to the Printware shareholders for approval.

The description constitutes only a summary of the Asset Purchase Agreement and the transactions contemplated thereby. A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.0

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits

The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit
2.0	Asset Purchase Agreement, By and Between Printware Acquisition, LLC and Printware, Inc., dated September 27, 2001.

99.17	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Printware, Inc.
(Registrant)

By: /s/ Stanley Goldberg

Stanley Goldberg
President and Chief Executive Officer

 Date: September 28, 2001

PRINTWARE, INC.

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
Exhibit No.	Description of Exhibit
2.0	Asset Purchase Agreement, By and Between Printware Acquisition, LLC and Printware, Inc., dated September 27, 2001.

99.17	Press Release issued by the Registrant on September 28, 2001. Any Internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.